Exhibit 99.1

Investor Contact:	Media Contact:
Angie McCabe	Brad Kieffer
(818) 676-8692	(818) 676-6833
angie.mccabe@healthnet.com	brad.kieffer@healthnet.com

HEALTH NET REPORTS FIRST QUARTER 2013 NET INCOME

OF $50.1 MILLION, OR $0.62 PER DILUTED SHARE

IMPROVEMENT IN COMMERCIAL FIRST QUARTER PERFORMANCE

AND FULL-YEAR OUTLOOK DRIVES INCREASE IN

2013 EARNINGS PER DILUTED SHARE GUIDANCE TO $2.20 TO $2.30

LOS ANGELES, April 29, 2013 – Health Net, Inc. (NYSE:HNT) today announced 2013 first quarter GAAP net income of approximately $50.1 million, or $0.62 per diluted share, compared with GAAP net loss of $26.6 million, or a loss of $0.32 per share, for the first quarter of 2012. Earnings in the first quarter of 2012 for the combined Western Region Operations (Western Region) and Government Contracts segments were $8.2 million, or $0.10 per diluted share.

The 2012 financial results included in this release and the attached financial tables reflect the treatment of the company’s Medicare stand-alone Part D (Medicare PDP) business that was sold on April 1, 2012, as discontinued operations.

“We are pleased with our 2013 first quarter results, especially the improvement in our commercial performance,” said Jay Gellert, Health Net’s chief executive officer. “As a result of our efforts to reposition our large group commercial business going into 2013 and stronger overall commercial performance driven by lower utilization, we are raising full year 2013 earnings per diluted share guidance to a range of $2.20 to $2.30.”

CONSOLIDATED RESULTS

Health Net’s total revenues decreased approximately 1.2 percent from the first quarter of 2012 to approximately $2.8 billion in the first quarter of 2013.

Health plan services premium revenues of approximately $2.6 billion in the first quarter of 2013 were essentially flat compared with the first quarter of 2012.

Health plan services expenses of approximately $2.3 billion in the first quarter of 2013 decreased by 3.2 percent compared with the first quarter of 2012.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at March 31, 2013 was approximately 2.5 million members, a decrease of 2.8 percent from enrollment at March 31, 2012.

Total enrollment in the company’s California health plans at March 31, 2013 decreased approximately 1.5 percent compared with March 31, 2012.

Western Region commercial enrollment was approximately 1.1 million members at March 31, 2013, a decrease of 11.2 percent compared with enrollment of approximately 1.3 million members at March 31, 2012, and a decrease of 7.1 percent from December 31, 2012.

Membership in tailored network products represented 37.1 percent of the company’s Western Region commercial membership at March 31, 2013 compared with 35.0 percent at March 31, 2012. In California, enrollment in small group tailored network products grew by 10.7 percent from March 31, 2012 to March 31, 2013.

“Total California small group and individual enrollment increased 7.6 percent from March 31, 2012 to March 31, 2013,” said Jim Woys, Health Net’s chief operating officer. “This growth is further affirmation that our commercial product and pricing strategies are driving improved performance.”

Enrollment in Health Net’s Medicare Advantage (MA) plans was 233,000 members at March 31, 2013, which represents a 3.1 percent increase compared with enrollment of 226,000 members at March 31, 2012.

Medicaid enrollment increased 6.4 percent to approximately 1.1 million members at March 31, 2013 compared with more than 1.0 million members as of March 31, 2012, primarily as a result of additional Seniors and Persons with Disabilities members.

Revenues

Total revenues for the Western Region for the first quarter of 2013 were essentially flat at approximately $2.7 billion compared with the first quarter of 2012.

Net investment income for the Western Region was $29.6 million in the first quarter of 2013 compared with $22.3 million in the first quarter of 2012 and $19.1 million in the fourth quarter of 2012. The quarter-over-quarter and sequential increases were primarily due to higher gain on sales of investments. The company continues to expect full year 2013 net investment income of approximately $80.0 million.

Health Plan Services Expenses

Health plan services expenses in the Western Region were approximately $2.3 billion in the first quarter of 2013 and decreased by 3.4 percent compared with the first quarter of 2012.

Commercial Premium Yields and Health Care Costs

In the Western Region, commercial premiums per member per month (PMPM) increased by 2.9 percent to approximately $385 in the first quarter of 2013 compared with approximately $375 in the first quarter of 2012.

“The commercial premium PMPM increase was lower than expected due to a more pronounced enrollment shift from large groups to small group and individual than was originally anticipated,” said Woys.

Commercial health care costs PMPM in the Western Region decreased 3.3 percent to approximately $331 in the first quarter of 2013 compared with approximately $342 in the first quarter of 2012.

“In addition to the effect of the enrollment mix shift, the decline in the commercial health care cost PMPM is the result of no adverse prior period development and lower utilization in the first quarter of 2013,” said Woys. “Therefore, we expect the premium yield-to-health care cost PMPM spread to be 110 basis points greater than our original full year 2013 guidance.”

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 86.2 percent in the first quarter of 2013 compared with 89.6 percent in the first quarter of 2012.

The Western Region commercial MCR was 85.9 percent in the first quarter of 2013 compared with 91.4 percent in the first quarter of 2012.

The MA MCR in the Western Region was 91.9 percent in the first quarter of 2013 compared with 87.9 percent in the first quarter of 2012. This increase was primarily the result of timing differences in the accrual for risk adjuster revenues and was consistent with the company’s expectations. “This is in line with our full year 2013 guidance which includes the effect of sequestration,” said Woys.

The Medicaid MCR in the Western Region was 80.0 percent in the first quarter of 2013 compared with 86.7 percent in the first quarter of 2012.

“The decrease in the Medicaid MCR was primarily the result of revenues from favorable rate adjustments related to prior periods that were recognized in the first quarter of 2013,” said Woys. “The effect of this rate adjustment and certain other rate actions was anticipated in our original full year 2013 guidance. A portion of this favorable rate adjustment came earlier than expected. With this in mind, we expect the quarterly Medicaid MCRs for the remainder of 2013 to be approximately 86 percent.”

The first quarter of 2013 Medicaid results reflect the impact of Health Net’s agreement with California’s Department of Health Care Services that went into effect on January 1, 2013.

G&A Expense

G&A expense in the Western Region was approximately $245.2 million in the first quarter of 2013 compared with approximately $230.8 million in the first quarter of 2012. The G&A expense ratio was 9.3 percent in the first quarter of 2013 compared with 8.8 percent in the first quarter of 2012.

“The increase in the G&A expense ratio was primarily due to costs related to the implementation of health care reform, addressing new regulatory requirements and preparation for California’s Coordinated Care Initiative that includes the dual-eligible demonstrations,” commented Woys.

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues were $134.5 million in the first quarter of 2013 and $181.4 million in the first quarter of 2012.

Government Contracts expenses were approximately $125.5 million in the first quarter of 2013 and $159.3 million in the first quarter of 2012.

“We currently expect Government Contracts’ full year 2013 pretax income to be in the $60 million to $65 million range,” said Woys.

BALANCE SHEET

Cash and investments as of March 31, 2013 were approximately $2.0 billion compared with approximately $2.2 billion as of December 31, 2012 and $1.8 billion as of March 31, 2012.

Reserves for claims and other settlements as of March 31, 2013 were approximately $1.1 billion compared with $958.1 million at March 31, 2012 and $1.0 billion at December 31, 2012.

Days claims payable (DCP) for the first quarter of 2013 was 43.5 days compared with 37.2 days for the first quarter of 2012 and 40.9 days for the fourth quarter of 2012.

On an adjusted1 basis, DCP for the first quarter of 2013 was 62.1 days compared with 53.0 days for the first quarter of 2012 and 58.3 days for the fourth quarter of 2012.

The company’s debt-to-total capital ratio was 24.6 percent as of March 31, 2013 compared with 26.4 percent as of March 31, 2012 and 24.3 percent as of December 31, 2012.

Interest expense was approximately $8.3 million in the first quarter of 2013 compared with $8.6 million in the first quarter of 2012.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

CASH FLOWS FROM OPERATIONS

Operating cash flow was negative $28.2 million in the first quarter of 2013, primarily due to a $146.0 million sequential increase in premiums receivable. This increase is related to the timing of certain Medicaid payments and Medicare risk adjuster accruals and payments. The company expects to receive payments related to these items later this year.

“We continue to expect full year 2013 operating cash flow to be at least equal to our revised expectations for net income plus depreciation and amortization,” said Joseph Capezza, Health Net’s chief financial officer. “As in prior years, quarterly operating cash flow will be influenced by the timing of government payments.”

The company noted that cash at the parent was approximately $38.0 million at March 31, 2013.

DIVESTED OPERATIONS AND SERVICES SEGMENT

The company’s Divested Operations and Services segment for prior periods includes items related to the run-out of the Northeast business and transition-related revenues and expenses related to the Medicare PDP business that was sold on April 1, 2012.

SHARE REPURCHASE

In the first quarter of 2013, Health Net repurchased approximately 2.7 million shares of its common stock for approximately $70 million at an average price of $26.34 per share. At March 31, 2013, approximately $280 million of authorization under the company’s existing $400 million share repurchase program remained.

2013 GUIDANCE

The following table has specific 2013 guidance metrics. This guidance includes the impact of approximately $30 million of operating expenses related to the implementation of health care reform, but excludes any additional impact from the company’s expected participation in the state of California’s Coordinated Care Initiative.

Metric	2013 Guidance
Year-end membership(a)(c)	Commercial: -8% to -9% Medicaid: +4% to +6% Medicare Advantage: +1% to +2% Total health plan membership: -1% to -2%
Consolidated revenues(b)	~$10.7 billion to $11.2 billion
Commercial premium yields PMPM(a)(c)	~ +2.0% (prior: ~ +3.6%)
Commercial health care costs PMPM(a)(c)	~ 460 basis points < premium yields PMPM (prior: ~350 basis points < premium yields PMPM)
Selling cost ratio(a) G&A expense ratio(a)	~2.3% to 2.4% ~9.0% to 9.4%
Tax rate(b)	38.0% to 39.0%
Weighted-average fully diluted shares outstanding	~ 80.0 million
Earnings per diluted share	$2.20 to $2.30 (prior: $2.00 to $2.10)

(a)	For the company’s Western Region Operations segment
(b)	For the combined Western Region Operations and Government Contracts segments
(c)	These estimates are in comparison to reported 2012 amounts.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s first quarter 2013 financial results during a conference call on Monday, April 29, 2013, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(866) 393-1637 (Domestic toll-free)	(855) 859-2056 (Replay – Domestic toll-free)
(706) 643-5711 (International)	(404) 537-3406 (Replay – International)

The access code for the live conference call and replay is 30900677. A replay of the conference call will be available through May 4, 2013. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 5.4 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Through its subsidiaries, Health Net also offers behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and regulation of health benefits and managed care operations, including the ultimate impact of the Affordable Care Act, which could materially adversely affect Health Net’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which Health Net does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts and other risks and uncertainties affecting Health Net’s Medicare or Medicaid businesses; Health Net’s ability to successfully participate in California’s Coordinated Care Initiative or Arizona’s Medicaid program; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; failure to effectively oversee our third-party vendors; noncompliance by Health Net or Health Net’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; liabilities incurred in connection with Health Net’s divested operations; impairment of Health Net’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Health Net’s most recent Annual Report on Form 10-K and the other risks discussed in Health Net’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, Health Net undertakes no obligation to address or publicly update any of its guidance, the assessment of underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this press release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013.

Eight pages of tables follow.

#    #    #

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				December 31, 2012		March 31, 2012
	March 31, 2013	December 31, 2012	March 31, 2012	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	628	696	754	(68)	(9.8)%	(126)	(16.7)%
Small Group and Individual	325	313	302	12	3.8%	23	7.6%

Commercial Risk	953	1,009	1,056	(56)	(5.6)%	(103)	(9.8)%
Medicare Advantage	143	145	139	(2)	(1.4)%	4	2.9%
Medi-Cal	1,100	1,084	1,034	16	1.5%	66	6.4%
Total California	2,196	2,238	2,229	(42)	(1.9)%	(33)	(1.5)%
Arizona
Large Group	69	82	82	(13)	(15.9)%	(13)	(15.9)%
Small Group and Individual	57	59	62	(2)	(3.4)%	(5)	(8.1)%

Commercial Risk	126	141	144	(15)	(10.6)%	(18)	(12.5)%
Medicare Advantage	43	43	43	0	0.0%	0	0.0%
Total Arizona	169	184	187	(15)	(8.2)%	(18)	(9.6)%
Oregon
Large Group	21	26	35	(5)	(19.2)%	(14)	(40.0)%
Small Group and Individual	45	57	55	(12)	(21.1)%	(10)	(18.2)%

Commercial Risk	66	83	90	(17)	(20.5)%	(24)	(26.7)%
Medicare Advantage	47	46	44	1	2.2%	3	6.8%
Total Oregon	113	129	134	(16)	(12.4)%	(21)	(15.7)%
Total Health Plan Enrollment
Large Group	718	804	871	(86)	(10.7)%	(153)	(17.6)%
Small Group and Individual	427	429	419	(2)	(0.5)%	8	1.9%

Commercial Risk	1,145	1,233	1,290	(88)	(7.1)%	(145)	(11.2)%
Medicare Advantage	233	234	226	(1)	(0.4)%	7	3.1%
Medi-Cal/Medicaid	1,100	1,084	1,034	16	1.5%	66	6.4%

Western Region Operations	2,478	2,551	2,550	(73)	(2.9)%	(72)	(2.8)%

Medicare PDP (stand-alone)	0	0	424	0	0.0%	(424)	(100.0)%

Total	2,478	2,551	2,974	(73)	(2.9)%	(496)	(16.7)%

TRICARE - North Contract Eligibles	2,883	2,883	3,004	0	0.0%	(121)	(4.0)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				December 31, 2012		March 31, 2012
	March 31, 2013	December 31, 2012	March 31, 2012	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	628	696	754	(68)	(9.8)%	(126)	(16.7)%
Arizona	69	82	82	(13)	(15.9)%	(13)	(15.9)%
Oregon	21	26	35	(5)	(19.2)%	(14)	(40.0)%

	718	804	871	(86)	(10.7)%	(153)	(17.6)%

Small Group and Individual
California	325	313	302	12	3.8%	23	7.6%
Arizona	57	59	62	(2)	(3.4)%	(5)	(8.1)%
Oregon	45	57	55	(12)	(21.1)%	(10)	(18.2)%

	427	429	419	(2)	(0.5)%	8	1.9%

Commercial Risk
California	953	1,009	1,056	(56)	(5.6)%	(103)	(9.8)%
Arizona	126	141	144	(15)	(10.6)%	(18)	(12.5)%
Oregon	66	83	90	(17)	(20.5)%	(24)	(26.7)%

	1,145	1,233	1,290	(88)	(7.1)%	(145)	(11.2)%

Medicare Advantage
California	143	145	139	(2)	(1.4)%	4	2.9%
Arizona	43	43	43	0	0.0%	0	0.0%
Oregon	47	46	44	1	2.2%	3	6.8%

	233	234	226	(1)	(0.4)%	7	3.1%
Medi-Cal/Medicaid
California	1,100	1,084	1,034	16	1.5%	66	6.4%

Total Health Plan Enrollment
Large Group	718	804	871	(86)	(10.7)%	(153)	(17.6)%
Small Group and Individual	427	429	419	(2)	(0.5)%	8	1.9%

Commercial Risk	1,145	1,233	1,290	(88)	(7.1)%	(145)	(11.2)%
Medicare Advantage	233	234	226	(1)	(0.4)%	7	3.1%
Medi-Cal/Medicaid	1,100	1,084	1,034	16	1.5%	66	6.4%

Western Region Operations	2,478	2,551	2,550	(73)	(2.9)%	(72)	(2.8)%

Medicare PDP (stand-alone)	0	0	424	0	0.0%	(424)	(100.0)%

Total	2,478	2,551	2,974	(73)	(2.9)%	(496)	(16.7)%

TRICARE - North Contract Eligibles	2,883	2,883	3,004	0	0.0%	(121)	(4.0)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended March 31, 2013	Quarter Ended December 31, 2012	Quarter Ended March 31, 2012
REVENUES:
Health plan services premiums	$2,632,069	$2,640,533	$2,620,949
Government contracts	134,512	161,700	181,362
Net investment income	29,551	19,078	22,304
Administrative services fees and other income	905	1,668	5,784
Divested operations and services revenue	—	14,803	—

Total revenues	2,797,037	2,837,782	2,830,399

EXPENSES:
Health plan services	2,268,736	2,332,811	2,343,659
Government contracts	125,475	137,543	162,310
General and administrative	245,235	251,483	237,276
Selling	58,561	64,921	61,561
Depreciation and amortization	9,439	8,424	7,430
Interest	8,288	8,325	8,628
Divested operations and services expense	—	25,851	23,096

Total expenses	2,715,734	2,829,358	2,843,960

Income (loss) from continuing operations before income taxes	81,303	8,424	(13,561)
Income tax provision (benefit)	31,253	257	(5,427)

Income (loss) from continuing operations	50,050	8,167	(8,134)

Discontinued operation:
Loss from discontinued operation, net of tax	—	—	(18,452)
Loss on sale of discontinued operation, net of tax	—	(2,156)	—

Loss on discontinued operation, net of tax	—	(2,156)	(18,452)

Net income (loss)	$50,050	$6,011	$(26,586)

Net income per share-basic:
Income (loss) from continuing operations	$0.63	$0.10	$(0.10)
Loss on discontinued operation, net of tax	—	(0.03)	(0.22)

Net income (loss) per share-basic	$0.63	$0.07	$(0.32)

Net income per share-diluted:
Income (loss) from continuing operations	$0.62	$0.10	$(0.10)
Loss on discontinued operation, net of tax	—	(0.03)	(0.22)

Net income (loss) per share-diluted	$0.62	$0.07	$(0.32)

Weighted average shares outstanding:
Basic	79,508	81,282	82,513
Diluted	80,489	82,111	82,513

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	March 31, 2013	December 31, 2012	March 31, 2012
ASSETS

Current Assets
Cash and cash equivalents	$230,335	$340,110	$391,032
Investments - available for sale	1,767,156	1,812,512	1,447,630
Premiums receivable, net	519,287	373,269	462,965
Amounts receivable under government contracts	207,891	228,316	234,120
Other receivables	66,520	113,875	165,533
Deferred taxes	62,027	51,086	100,639
Assets of discontinued operation held for sale	—	—	145,240
Other assets	120,233	130,796	177,337

Total current assets	2,973,449	3,049,964	3,124,496

Property and equipment, net	188,038	183,793	152,524
Goodwill	565,886	565,886	565,886
Other intangible assets, net	16,414	17,271	19,842
Deferred taxes	8,006	13,583	—
Other noncurrent assets	123,514	103,893	114,330

Total Assets	$3,875,307	$3,934,390	$3,977,078

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Reserves for claims and other settlements	$1,097,744	$1,037,973	$958,124
Health care and other costs payable under government contracts	77,380	75,649	77,892
Unearned premiums	139,584	151,048	365,772
Liabilities of discontinued operation held for sale	—	—	41,823
Accounts payable and other liabilities	302,171	373,426	355,743

Total current liabilities	1,616,879	1,638,096	1,799,354

Senior notes payable	399,146	399,095	398,941
Borrowings under revolving credit facility	100,000	100,000	112,500
Deferred taxes	—	—	7,272
Other noncurrent liabilities	230,666	240,169	234,698

Total Liabilities	2,346,691	2,377,360	2,552,765

Stockholders’ Equity
Common stock	150	149	149
Additional paid-in capital	1,352,458	1,329,000	1,310,438
Treasury common stock, at cost	(2,177,840)	(2,092,625)	(2,042,367)
Retained earnings	2,343,572	2,293,522	2,144,873
Accumulated other comprehensive income	10,276	26,984	11,220

Total Stockholders’ Equity	1,528,616	1,557,030	1,424,313

Total Liabilities and Stockholders’ Equity	$3,875,307	$3,934,390	$3,977,078

Debt-to-Total Capital Ratio	24.6%	24.3%	26.4%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended March 31, 2013	Quarter Ended December 31, 2012	Quarter Ended March 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$50,050	$6,011	$(26,586)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization and depreciation	9,439	8,424	7,430
Share-based compensation expense	9,935	5,480	12,384
Deferred income taxes	3,579	(15,959)	2,977
Excess tax benefits from share-based compensation	(394)	(30)	(5,896)
Gain on sale of discontinued operation	—	2,156	—
Net realized gain on sale on investments	(17,289)	(7,019)	(12,958)
Other changes	8,679	8,326	6,163
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(157,482)	(39,611)	(87,970)
Other current assets, receivables and noncurrent assets	7,427	49,829	(25,684)
Amounts receivable/payable under government contracts	25,891	(12,207)	(14,725)
Reserves for claims and other settlements	59,771	5,725	84,457
Accounts payable and other liabilities	(27,791)	22,249	64,575

Net cash (used in) provided by operating activities	(28,185)	33,374	4,167

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	354,813	217,167	650,832
Maturities of investments	30,068	37,579	38,958
Purchases of investments	(365,081)	(395,355)	(551,285)
Proceeds from sale of property and equipment	—	24	—
Purchases of property and equipment	(13,690)	(18,071)	(15,373)
Sales and purchases of restricted investments and other	(1,171)	(558)	2,710

Net cash provided by (used in) investing activities	4,939	(159,214)	125,842

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	6,957	352	14,415
Repurchases of common stock	(77,394)	(166)	(19,238)
Excess tax benefits from share-based compensation	394	30	5,896
Borrowings under financing arrangements	90,000	—	100,000
Repayment of borrowings under financing arrangements	(90,000)	—	(100,000)
Net (decrease) increase in checks outstanding, net of deposits	(23,816)	23,808	—
Customer funds administered	7,330	129,347	29,697

Net cash (used in) provided by financing activities	(86,529)	153,371	30,770

Net (decrease) increase in cash and cash equivalents	(109,775)	27,531	160,779

Cash and cash equivalents, beginning of period	340,110	312,579	230,253

Cash and cash equivalents, end of period	$230,335	$340,110	$391,032

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended March 31, 2013					Quarter Ended December 31, 2012					Quarter Ended March 31, 2012
	Western Region Operations[1]	Government Contracts[2]	Divested Operations and Services	Corporate/ Other	Consoli- dated	Western Region Operations[1]	Government Contracts[2]	Divested Operations and Services[3]	Corporate/ Other [5,6]	Consoli- dated	Western Region Operations[1]	Gover- nment Contracts[7]	Divested Operations and Services[3]	Corporate/ Other[4,5]	Consoli- dated
Health plan services premiums	$2,632,069				$2,632,069	$2,640,533				$2,640,533	$2,620,949				$2,620,949
Government contracts		134,512			134,512		$161,700			161,700		181,362			181,362
Net investment income	29,551				29,551	19,078				19,078	22,304				22,304
Administrative services fees and other income	905				905	1,668				1,668	5,784				5,784
Divested operations and services revenue					—			$14,803		14,803					—

Total revenues	2,662,525	134,512			2,797,037	2,661,279	161,700	14,803		2,837,782	2,649,037	181,362			2,830,399

Health plan services	2,268,736				2,268,736	2,327,791			5,020	2,332,811	2,349,377		126	(5,844)	2,343,659
Government contracts		125,475			125,475		138,478		(935)	137,543		159,323		2,987	162,310
G&A excluding insurance, taxes and fees	230,137				230,137	220,116		(304)	16,236	236,048	209,780		(456)	6,467	215,791
Insurance, taxes and fees	15,098				15,098	15,133		302	—	15,435	21,024		461		21,485

G&A including insurance, taxes and fees	245,235				245,235	235,249		(2)	16,236	251,483	230,804		5	6,467	237,276
Selling	58,561				58,561	64,921				64,921	61,561				61,561
Depreciation and amortization	9,439				9,439	8,424				8,424	7,429		1		7,430
Interest	8,288				8,288	8,325				8,325	8,628				8,628
Divested operations and services expense					—			25,851		25,851			23,096		23,096

Total expenses	2,590,259	125,475			2,715,734	2,644,710	138,478	25,849	20,321	2,829,358	2,657,799	159,323	23,228	3,610	2,843,960

Income (loss) from operations before income taxes	72,266	9,037			81,303	16,569	23,222	(11,046)	(20,321)	8,424	(8,762)	22,039	(23,228)	(3,610)	(13,561)
Income tax provision (benefit)	27,629	3,624			31,253	1,463	9,324	(4,529)	(6,001)	257	(3,685)	8,776	(8,846)	(1,672)	(5,427)

Income (loss) from continuing operations	$44,637	$5,413			$50,050	$15,106	$13,898	$(6,517)	$(14,320)	$8,167	$(5,077)	$13,263	$(14,382)	$(1,938)	$(8,134)

Basic earnings (loss) per share from continuing operations	$0.56	$0.07			$0.63	$0.19	$0.17	$(0.08)	$(0.18)	$0.10	$(0.06)	$0.16	$(0.17)	$(0.02)	$(0.10)
Diluted earnings (loss) per share from continuing operations	$0.55	$0.07			$0.62	$0.18	$0.17	$(0.08)	$(0.18)	$0.10	$(0.06)	$0.16	$(0.17)	$(0.02)	$(0.10)
Basic weighted average shares outstanding	79,508	79,508			79,508	81,282	81,282	81,282	81,282	81,282	82,513	82,513	82,513	82,513	82,513
Diluted weighted average shares outstanding	80,489	80,489			80,489	82,111	82,111	81,282	81,282	82,111	82,513	84,287	82,513	82,513	82,513

Pretax margin	2.7%					0.6%					-0.3%
Commercial premium yield	2.9%					4.3%					5.3%
Commercial premium PMPM	$385.29					$375.65					$374.58
Commercial health care cost trend	-3.3%					8.9%					12.3%
Commercial health care cost PMPM	$331.13					$332.86					$342.29
Commercial MCR	85.9%					88.6%					91.4%
Medicare Advantage MCR	91.9%					87.4%					87.9%
Medicaid MCR	80.0%					87.9%					86.7%
Health plan services MCR	86.2%					88.2%					89.6%
G&A expense ratio	9.3%					8.9%					8.8%
Selling costs ratio	2.2%					2.5%					2.3%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.
2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.
3	Includes items related to the run-out of the Northeast business sold in 2009 and/or transition and run-out related expenses related to the Medicare PDP business that was sold on April 1, 2012, including lease impairment in the fourth quarter 2012 related to the company’s divested Northeast business.
4	Includes litigation reserve true-ups related to previous accruals for lawsuits and expenses primarily related to litigation.
5	Includes costs related to the company’s G&A cost reduction efforts and/or operations strategy.
6	Includes expenses related to the termination of a medical management contract, litigation-related expenses and severance.
7	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts. Also includes amounts related to the operations of government-sponsored managed care plans through our prior TRICARE contract and amounts related to the completion of the prior TRICARE contract.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

	Q1 2013	Q4 2012	Q1 2012
Reconciliation of Days Claims Payable:
(1) Reserve for Claims and Other Settlements - GAAP	$1,097.7	$1,038.0	$958.1 [a]
Less: Capitation, Provider and Other Claim Settlements, and MAPD Payables	(132.9)	(105.0)	(85.6)

(2) Reserve for Claims and Other Settlements - Adjusted	$964.8	$933.0	$872.5

(3) Health Plan Services Cost - GAAP	$2,268.7	$2,332.8	$2,343.7
Less: Capitation, Provider and Other Claim Settlements, and MAPD Costs	(869.8)	(861.0)	(846.5)

(4) Health Plan Services Cost - Adjusted	$1,398.9	$1,471.8	$1,497.2

(5) Number of Days in Period	90	92	91

= (1) / (3) * (5) Days Claims Payable - GAAP Basis (using end of period reserve amount)	43.5	40.9	37.2
= (2) / (4) * (5) Days Claims Payable - Adjusted Basis (using end of period reserve amount)	62.1	58.3	53.0

[a]	Excludes $38.5 million of Medicare PDP related reserves for claims and other settlements.

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 3/2013	FY 2012	FY 2011
Reserve for claims (a), beginning of period	$808.7	$720.8	$727.5
Incurred claims related to:
Current Year	1,228.2	4,950.9	4,733.0
Prior Years (c)	(51.5)	34.5	(96.5)

Total Incurred (b)	1,176.7	4,985.4	4,636.5

Paid claims related to:
Current Year	524.6	4,156.6	4,024.4
Prior Years	621.0	740.9	618.8

Total Paid (b)	1,145.6	4,897.5	4,643.2

Reserve for claims (a), end of period	839.8	808.7	720.8
Add:
Claims Payable (d)	79.1	91.6	111.0
Other (e)	178.8	137.7	80.3

Reserves for claims and other settlements, end of period	$1,097.7	$1,038.0	$912.1

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each period-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.